Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Actinium Pharmaceuticals, Inc. on Form S-8 of our report dated March 29, 2024, with respect to our audits of the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 appearing in the Annual Report on Form 10-K of Actinium Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP
Marcum LLP
Houston, Texas
March 29, 2024